EXHIBIT 99.1

MEDCLEAN TECHNOLOGIES ANNOUNCES RESULTS OF PRIVATE EXCHANGE OFFER

BETHEL, CT, July 8, 2009 /PRNewswire-FirstCall/ -- MedClean Technologies, Inc. (OTC:BB: MCLN) announced today the results of its private offer to exchange all of the Company's existing Common Stock Purchase Warrants with Initial Exercise Dates between July 11, 2008 and August 29, 2008 (“Existing Warrants”) for newly issued Common Stock Purchase Warrants with a new lower exercise price of $0.0075 per share, exercisable for one-half the original number of shares of our common stock, par value $0.0001 per share (“Common Stock”), and without a “cashless exercise” right.

The Offer to Exchange expired at 5:00 p.m., Eastern Standard Time, on June 30, 2009 (the “Expiration Time”).

As of the Expiration Time the Company received Existing Warrants for exchange representing 334,838,221 shares of Common Stock, a 92% success rate for the Offer to Exchange. From and after the Expiration Time there will be outstanding the following Common Stock Purchase Warrants with Initial Exercise Dates between July 11, 2008 and August 29, 2008:

•	Common Stock Purchase Warrants for the purchase of 167,419,111 shares of Common Stock with an exercise price of $0.0075 per share
•	Common Stock Purchase Warrants for the purchase of 28,000,000 shares of Common Stock with an exercise price of $0.025 per share

About MedClean Technologies, Inc.

MedClean Technologies, Inc. is a provider of innovative technology and services for the onsite treatment and disposal of regulated medical waste. MedClean's flagship MedClean® Series systems are fully integrated, turnkey technology solutions that enable hospitals and other healthcare providers to safely, efficiently and cost-effectively convert bio-hazardous regulated medical waste into sterile, unrecognizable material suitable for disposal as municipal solid waste. MedClean was founded in 1997 with corporate headquarters, research and development and distribution facilities located in Bethel, Connecticut. Further information on MedClean can be found at http://www.medcleantechnologies.com and in filings with the Securities and Exchange Commission found at http://www.sec.gov.

Statements about our future expectations are "forward-looking statements" within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. When used herein, the words "may," "will," "should," "anticipate," "believe," "appear," "intend," "plan," "expect," "estimate," "approximate," and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties inherent in our business, including those set forth in our most recent Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 24, 2009, and other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Contacts:
MedClean Technologies, Inc.	Investor Contact:
Sean Macpherson	Cameron Donahue
Corporate Secretary	Hayden IR
(203) 798-1080	(651) 653-1854